Exhibit 2.1

MERGER AND TRANSACTION AGREEMENT

This MERGER AND TRANSACTION AGREEMENT (this “Agreement”), is executed as of the     day of                     , 2015, by and between InfraREIT, L.L.C., a Delaware limited liability company (“InfraREIT LLC”), InfraREIT, Inc., a Maryland corporation (“InfraREIT Inc.”), and InfraREIT Partners, LP, a Delaware limited partnership (the “Operating Partnership”).

W I T N E S S E T H:

WHEREAS, certain capitalized terms have the meanings assigned to them in Section 1 below;

WHEREAS, InfraREIT LLC is the general partner of the Operating Partnership, which is the indirect owner of electric transmission and distribution assets;

WHEREAS, InfraREIT Inc. has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-11 (the “Registration Statement”) with respect to an initial public offering (“IPO”) of its common stock, par value $0.01 per share (“Common Stock”);

WHEREAS, in consideration for the significant time and effort of Hunt-InfraREIT and its affiliates assisting InfraREIT Inc. and InfraREIT LLC in preparation for the restructuring transactions to be undertaken in connection with the IPO, including the transactions contemplated by this Agreement, InfraREIT Inc. paid a Structuring Fee to Hunt-InfraREIT pursuant to the Structuring Fee Agreement;

WHEREAS, pursuant to an Assignment of Shares of Common Stock and effective immediately after the issuance of the Structuring Fee to Hunt-InfraREIT, Hunt-InfraREIT transferred 75,000 shares of Common Stock to OpTrust;

WHEREAS, the respective boards of directors of InfraREIT LLC and InfraREIT Inc. have determined that it is in the best interests of the parties to merge InfraREIT LLC with and into InfraREIT Inc. (the “Merger”) on the date of the closing of the IPO (the “IPO Closing”) on the terms and conditions set forth herein, with InfraREIT Inc. surviving as a Maryland corporation;

WHEREAS, the Registration Statement contemplates that a certain portion of the proceeds from the IPO will be paid as Merger consideration to existing holders of equity in InfraREIT LLC;

WHEREAS, the holders of Common Shares, other than the Trust Shares, will receive either exclusively shares of Class A Common Stock or a combination of cash and shares of Redeemable Class A Common Stock and/or Class A Common Stock in the Merger, as provided herein;

WHEREAS, the holders of Class C Shares will receive shares of Class C Common Stock in the Merger;

WHEREAS, the Trust currently holds                      Common Shares (the “Trust Shares”) for the benefit of the Charitable Beneficiary as a result of the operation of certain provisions of Article 6 of the Existing LLC Agreement;

WHEREAS, pursuant to Section 6.18 of the Existing LLC Agreement, on January      , 2015, InfraREIT LLC accepted the offer to purchase the Trust Shares at a price of $             per share by delivery of a notice of acceptance (“Notice of Acceptance”) to the Trust;

WHEREAS, pursuant to the Merger, InfraREIT Inc. will consummate the purchase of the Trust Shares in satisfaction of InfraREIT LLC’s acceptance of the offer to purchase such shares contemporaneously with the Merger by delivering to the Trustee the ES Note;

WHEREAS, upon receipt of the ES Note, the Trust will immediately transfer the ES Note to Marubeni or its designated affiliate as the Purported Record Holder of the Trust Shares;

WHEREAS, immediately following the Merger, Marubeni or its designated affiliate will purchase                      Common Units from the Operating Partnership by assigning the ES Note to the Operating Partnership; and

WHEREAS, contemporaneously with the Merger and pursuant to Section 4.6.D of the Amended and Restated OP Agreement, InfraREIT Inc. will issue Hunt-InfraREIT a number of shares of Common Stock, in satisfaction of the redemption of an equal number of Class A Units, sufficient to ensure that, upon completion of the Merger, the Threshold Test will be satisfied, but in no event will the number of shares of Common Stock to be issued exceed the Maximum Hunt Redemption Shares.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Agreement” shall have the meaning set forth in the preamble.

“All-Stock Election” shall mean the election by a holder of Common Shares to exchange 100% of its Common Shares for Class A Common Stock in the Merger either pursuant to a duly completed Merger Election Notice or by default as a result of failing to properly and timely return a Merger Election Notice to the Secretary of InfraREIT LLC.

“Amended and Restated Charter” shall have the meaning set forth in Section 6.4.

“Amended and Restated OP Agreement” shall mean the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership to be effective of the Effective Date.

“Carry Shortfall” shall have the meaning set forth in the Amended and Restated OP Agreement.

“Carry Overage” shall have the meaning set forth in the Amended and Restated OP Agreement.

“Charitable Beneficiary” shall mean Communities Foundation of Texas.

“Charter” shall mean the Articles of Incorporation of InfraREIT Inc. in effect as of the date hereof.

“Class A Common Stock” shall mean shares of Class A Common Stock as designated in the Amended and Restated Charter.

“Class A Units” shall have the meaning set forth in the Amended and Restated OP Agreement.

“Class C Common Stock” shall mean shares of Class C Common Stock as designated in the Amended and Restated Charter.

“Classified Common Stock” shall mean the Class A Common Stock, Redeemable Class A Common Stock and the Class C Common Stock.

“Class C Units” shall have the meaning set forth in the Amended and Restated OP Agreement.

“Class C Shares” shall have the meaning set forth in the Existing LLC Agreement.

“Common Holders” shall mean holders of Common Shares.

“Common Share Merger Consideration” shall have the meaning set forth in Section 6.8(b).

“Common Shares” shall have the meaning set forth in the Existing LLC Agreement.

“Common Stock” shall have the meaning set forth in the recitals.

“Common Units” shall have the meaning set forth in the Amended and Restated OP Agreement.

“Delaware Act” shall mean the Delaware Limited Liability Company Act.

“Effective Date” shall mean the date on which the IPO Closing occurs.

“Effective Time” shall have the meaning set forth in Section 6.2.

“ES Note” shall mean a promissory note in the form attached to this Agreement as Exhibit A issued by InfraREIT Inc. in the principal amount of $66,517,480.

“Existing Common Stock” shall mean shares of Common Stock held by Hunt Equities, Inc. immediately before the IPO Closing.

“Existing LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement, dated as of November 23, 2010, of InfraREIT, L.L.C. (formerly, Electric Infrastructure Alliance of America, L.L.C.), as amended by the LLC Agreement Amendment.

“Forfeited Dividends” shall mean the $1,646,864.14 previously distributed to Marubeni with respect to the Trust Shares.

“Hancock” shall mean John Hancock Life Insurance Company (U.S.A.).

“Hunt-InfraREIT” shall mean Hunt-InfraREIT, L.L.C., a Delaware limited liability company.

“Hunt Note” shall mean the promissory note, dated November 20, 2014, issued by InfraREIT Inc. in favor of Hunt Consolidated, Inc., in the principal amount of $1,000,000.

“Hunt Redemption” shall have the meaning set forth in Article III.

“Hunt Structure Fee Shares” shall mean the shares of Common Stock issued to Hunt-InfraREIT pursuant to the Structuring Fee Agreement.

“InfraREIT Inc.” shall have the meaning set forth in the preamble.

“InfraREIT LLC” shall have the meaning set forth in the preamble.

“Initial Cash Election” shall mean the election by a holder of Common Shares to exchange        % of the Common Shares it holds prior to the IPO Closing for the Net Cash Consideration at the Effective Time and exchange the remainder of its Common Shares for Class A Common Stock on a one-to-one basis pursuant to a duly completed Merger Election Notice.

“IPO Closing” shall have the meaning set forth in the recitals.

“LLC Agreement Amendment” means Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of InfraREIT LLC dated on or around the date hereof.

“Marubeni” shall mean Marubeni Corporation.

“Marubeni Shares” shall mean the shares of Common Stock and Classified Common Stock held by Marubeni and its affiliates upon consummation of the Merger.

“Maryland Act” shall mean the Maryland General Corporation Law.

“Maximum Hunt Redemption Shares” shall mean the number of shares of Common Stock, that, when combined with the Hunt Structure Fee Shares (after giving effect to the transfer of shares by Hunt-InfraREIT to OpTrust described in the recitals) and the Marubeni Shares, would aggregate 9.8% of the total number of outstanding shares of Common Stock and Classified Common Stock following the Merger.

“Merger” shall have the meaning set forth in the recitals.

“Merger Filings” shall have the meaning set forth in Section 6.2.

“Mixed Election” shall mean the election by a holder of Common Shares pursuant to a duly completed Merger Election Notice to exchange:

(a)	% of the Common Shares it holds prior to the IPO Closing for the Net Cash Consideration at the Effective Time and up to an additional % of the Common Shares it holds prior to the IPO Closing for the Net Cash Consideration at the Effective Time if there is a Simultaneous Overallotment Closing, pro rata depending on the percentage of the Overallotment Shares that are subject to the Simultaneous Overallotment Closing;

(b)	% of the Common Shares it holds prior to the IPO Closing for Class A Common Stock on a one-to-one basis; and

(c)	unless there is a Simultaneous Overallotment Closing with respect to 100% of the Overallotment Shares, the remainder of its Common Shares for Redeemable Class A Common Stock.

“Merger Election Notice” shall have the meaning set forth in Section 6.7(a).

“Net Cash Consideration” shall mean an amount equal to the net price per share of Common Stock paid by the Underwriters in the IPO after taking into account all underwriting discounts and commissions.

“Notice of Acceptance” shall have the meaning set forth in the recitals.

“Operating Partnership” shall have the meaning set forth in the preamble.

“OpTrust” shall mean OpTrust N.A. Holdings Trust.

“Overallotment Shares” shall mean the shares of Common Stock designated as Option Securities pursuant to the Underwriting Agreement.

“Purported Record Holder” shall have the meaning set forth in the Existing LLC Agreement.

“Redeemable Class A Common Stock” shall have the meaning set forth in the Amended and Restated Charter.

“Secondary Shares” shall mean shares of Common Stock sold in the IPO to the extent the proceeds thereof are either paid to holders of Common Shares as consideration in the Merger or used to redeem shares of Redeemable Class A Common Stock after the Effective Date.

“Shares” shall have the meaning set forth in the Existing LLC Agreement.

“Simultaneous Overallotment Closing” shall mean the Overallotment Option is exercised and all or a portion of the Overallotment Shares are purchased by the Underwriters on the Effective Date.

“Structuring Fee” shall mean the fee paid to Hunt-InfraREIT pursuant to the Structuring Fee Agreement equal to                      shares of Common Stock.

“Structuring Fee Agreement” shall mean that certain Structuring Fee Agreement by and between InfraREIT Inc. and Hunt-InfraREIT.

“Surviving Company” shall have the meaning set forth in Section 5.1.

“Threshold Test” shall mean that, after giving effect to the Merger, the issuance of the Hunt Structure Fee Shares, the transfer of shares by Hunt-InfraREIT to OpTrust described in the recitals and the Hunt Redemption, the Shareholders (as defined in the Existing LLC Agreement) of InfraREIT LLC immediately prior to the Merger shall hold 49.5% or less of the total aggregate value of the outstanding shares of Common Stock and Classified Common Stock immediately following the Merger and the Hunt Redemption.

“TIAA” shall mean Teachers Insurance and Annuity Association of America.

“Trust” shall mean the trust for the benefit of a charitable trustee, with Westwood Trust as Trustee.

“Trust Shares” shall have the meaning set forth in the recitals.

“Underwriters” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and each of the other Underwriters named in Schedule A to the Underwriting Agreement.

“Underwriting Agreement” shall mean the Underwriting Agreement among InfraREIT Inc., the Operating Partnership, InfraREIT LLC, Hunt Utility Services, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., on behalf of themselves and as representatives of the other Underwriters, dated the date hereof, entered into in connection with the IPO.

ARTICLE II

CARRY CRYSTALLIZATION

As set forth in Section 4.6 of the Amended and Restated OP Agreement, on the Effective Date, immediately after the IPO Closing but prior to the consummation of the Merger, as accelerated satisfaction of a portion of Hunt-InfraREIT’s carried interest, the Operating Partnership is issuing Common Units to Hunt-InfraREIT and canceling an equal number of Class A Units held by InfraREIT LLC. Simultaneously, pursuant to the LLC Agreement Amendment, InfraREIT LLC is cancelling a number of Common Shares equal to the number of Class A Units to be cancelled in the foregoing sentence, with such cancellations allocated among the holders of Common Shares in the manner set forth in the LLC Agreement Amendment.

ARTICLE III

HUNT CONVERSION/REDEMPTION

As set forth in Section 4.6 of the Amended and Restated OP Agreement, the Operating Partnership is redeeming a number of Class A Units held by Hunt-InfraREIT equal to the Maximum Hunt Redemption Shares and InfraREIT Inc. is satisfying the redemption by the issuance of an equal number of shares of Common Stock effective immediately after the IPO Closing and simultaneously with the Merger pursuant to a Redemption Agreement dated on or around the date hereof (the “Hunt Redemption”).

ARTICLE IV

IPO PROCEEDS CONTRIBUTION

As set forth in Section 4.6 of the Amended and Restated OP Agreement, on the Effective Date, immediately after the IPO Closing and simultaneously with consummation of the Merger, InfraREIT Inc. shall contribute $             to the Operating Partnership and, in exchange therefor, the Operating Partnership shall issue to InfraREIT Inc.                      Common Units.

ARTICLE V

THE MERGER

5.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, InfraREIT LLC shall be merged with and into InfraREIT Inc. in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Delaware Act and the Maryland Act. Following the Merger, InfraREIT Inc. shall continue as the surviving company (sometimes hereinafter referred to as the “Surviving Company”) and InfraREIT LLC shall cease to have a separate existence. InfraREIT Inc. shall continue unaffected and unimpaired by the Merger, and, as the Surviving Company, it shall continue to be governed by the laws of the State of Maryland.

5.2 Effective Time. The parties shall cause the Merger to be consummated by filing Articles of Merger and a Certificate of Merger in the forms attached hereto as Exhibit B-1 and Exhibit B-2 and meeting the requirements of the Maryland Act and the Delaware Act, respectively (collectively, the “Merger Filings”), with the State Department of Assessments and Taxation of Maryland and the Secretary of State of the State of Delaware. The Merger shall become effective immediately following the closing of the IPO as specified in the Merger Filings (the date and time the Merger becomes effective, the “Effective Time”).

5.3 Effects of the Merger. The Merger shall have the effects set forth in the Maryland Act and the Delaware Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers, and franchises of InfraREIT LLC shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of InfraREIT LLC shall become the debts, liabilities, obligations and duties of the Surviving Company.

5.4 Organizational Documents. Prior to the Effective Time, the Charter shall be amended and restated in the form attached hereto as Exhibit C (the “Amended and Restated Charter”), and as so amended and restated, shall be the charter of the Surviving Company following the Merger, until duly amended in accordance with applicable law. At the Effective Time, by virtue of the Merger, and without any action on the part of any Party, the Bylaws of InfraREIT Inc. in existence at the time shall become the Bylaws of the Surviving Company, until duly amended in accordance with applicable law.

5.5 Board of Directors. The Board of Directors of InfraREIT Inc. in office immediately prior to the Effective Time shall be the Board of Directors of the Surviving Company and shall continue to hold such office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the Amended and Restated Charter, the Bylaws of InfraREIT Inc. or as otherwise provided by law.

5.6 Officers. From and after the Effective Time, the officers of InfraREIT Inc. in office immediately prior to the Effective Time shall be the officers of the Surviving Company and shall continue to hold such office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the Amended and Restated Charter, the Bylaws of InfraREIT Inc. or as otherwise provided by law.

5.7 Merger Elections.

(a) Pursuant to a Merger Election Notice in the form attached hereto as Exhibit D (a “Merger Election Notice”), Marubeni has made an Initial Cash Election and each of Hancock, OpTrust and TIAA have made Mixed Elections. Each other holder of Common Shares (other than the Trust) has either made an All-Stock Election or a Mixed Election or has failed to properly and timely return a Merger Election Notice to the Secretary of InfraREIT LLC, and as a result has been deemed to have made an All-Stock Election pursuant to the Merger Election Notice and the LLC Agreement Amendment.

(b) In determining the number of Common Shares that are exchanged for Net Cash Consideration pursuant to such Common Holder’s Initial Cash Election or Mixed Election, InfraREIT Inc. may make appropriate determinations to a whole number of Common Shares (either up or down, on a holder by holder basis) in order to match the number of Common Shares so exchanged for cash with the number of Secondary Shares sold in the IPO.

5.8 Effect on Shares. In consideration of the promises, covenants, and agreements contained in this Agreement, by virtue of the Merger and without any action on the part of any party:

(a) Each Class C Share issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into the right to receive one (1) share of Class C Common Stock;

(b) Each Common Share (other than the Trust Shares) issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into the right to receive cash, a number of shares of Class A Common Stock and/or shares of Redeemable Class A Common Stock in accordance with the election made in the Merger Election Notice by the holder of such Common Share (or deemed made, in the case of holders who failed to return a timely and completed Merger Election Notice) (the “Common Share Merger Consideration”); and

(c) Each share of Existing Common Stock issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger be cancelled for no consideration.

(d) Each share of Common Stock (other than the Existing Common Stock) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be entitled to any consideration by virtue of the Merger.

5.9 Operating Partnership. As a result of the Merger, on the Effective Date, InfraREIT Inc. will acquire all of the Class A Units and Class C Units formerly held by InfraREIT LLC consistent with Section 6.3 and will be admitted as the general partner of the Operating Partnership pursuant to the Amended and Restated OP Agreement. As a result of the consummation of the Merger, 5,000,000 Class A Units (plus a number of Class A Units equal to the number of Overallotment Shares issued in a Simultaneous Overallotment Closing, if any) will be automatically converted into Common Units pursuant to the Amended and Restated OP Agreement.

5.10 No Further Ownership Rights and Interests. From and after the Effective Time, all consideration paid upon conversion of the Shares in accordance with this Article V shall be deemed to have been paid in full satisfaction of all rights pertaining to the interests cancelled.

5.11 Payment of Fees. The Surviving Company will be responsible for the payment of all fees and taxes, if any, of InfraREIT Inc. or InfraREIT LLC relating to the Merger.

5.12 Tax Treatment. InfraREIT LLC and InfraREIT Inc. intend that the Merger be treated as a tax free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended from time to time, and that this Agreement be treated as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-1(c).

ARTICLE VI

REPAYMENT OF HUNT NOTE

At the Effective Time, InfraREIT Inc. shall repay all outstanding principal plus accrued interest owed on the Hunt Note, and the Hunt Note shall be cancelled.

ARTICLE VII

TRUST SHARES

At the Effective Time, InfraREIT Inc. (as successor to InfraREIT LLC) is acquiring the Trust Shares in consideration for the ES Note pursuant to a purchase and sale agreement dated on or about the date of this Agreement, which will satisfy the obligation of InfraREIT LLC (as the predecessor to InfraREIT Inc.) to purchase such Trust Shares pursuant to the Notice of Acceptance. Immediately thereafter, the Trust is transferring the ES Note to Marubeni or its designated affiliate, as required by the Existing LLC Agreement.

ARTICLE VIII

MARUBENI SUBSCRIPTION AND TRANSFER OF FORFEITED DIVIDENDS

As set forth in Section 4.6 of the Amended and Restated OP Agreement and the Subscription Agreement dated                     , 2015, Marubeni or its designated affiliate is purchasing, and the Operating Partnership is issuing,                      Common Units in consideration for the contribution of the ES Note to the Operating Partnership. In addition, in accordance with Section 6.15 of the Existing LLC Agreement, concurrently with the purchase of Common Units from the Operating Partnership, Marubeni is transferring the Forfeited Dividends to the Trust.

ARTICLE IX

OP UNIT REDEMPTION

Effective immediately after the Merger and the issuance to Marubeni (or its designated affiliate) of the Common Units described in Article VIII, InfraREIT Inc. is transferring to the Operating Partnership for redemption                  Class A Units and, in exchange therefor, the Operating Partnership is transferring to InfraREIT Inc. the ES Note, which shall then be cancelled.

ARTICLE X

OVERALLOTMENT EXERCISE

If the Company issues Overallotment Shares at any time after the Effective Date (i.e., at any time other than in a Simultaneous Overallotment Closing), then, in addition to such issuance (a) pursuant to the Amended and Restated Charter, the Company will redeem an equal number of shares of Redeemable Class A Common Stock, pro rata among holders of Redeemable Class A Common Stock (based on the total number of such shares of Redeemable Class A Common Stock held by such holders), and (b) pursuant to Section 4.6 of the Amended and Restated OP Agreement, an equal number of Class A Units held by InfraREIT Inc. will be converted to Common Units.

ARTICLE XI

CARRIED INTEREST

11.1 On the Mandatory Conversion Date (as defined in the Amended and Restated OP Agreement), pursuant to Section 4.6 of the Amended and Restated OP Agreement, if there is a Carry Shortfall, the Operating Partnership will issue a certain number of Common Units to Hunt-InfraREIT (as determined in accordance with Section 4.6 of the Amended and Restated OP Agreement) and cancel an equal number of Class A Units held by InfraREIT Inc. and, consistent with the Amended and Restated Charter, a certain number of the Class A Common Stock will be canceled (as determined in accordance with the Amended and Restated Charter), and, thereafter, all remaining shares of Class A Common Stock will convert to Common Stock.

11.2 On the Mandatory Conversion Date, if the Carry Crystallization Value (as defined in the Amended and Restated OP Agreement) exceeds the dollar amount allocable to Hunt-InfraREIT pursuant to Section 4.6.I.(ii)(b) of the Amended and Restated OP Agreement, Hunt-InfraREIT shall make a cash payment equal, in the aggregate, to such excess to the holders of the shares of Class A Common Stock. Such payment shall be allocated among such holders in proportion to the percentages set forth on Exhibit A-1 to the LLC Agreement Amendment. For avoidance of doubt, no such payment will be made in respect of the Trust Shares, and the Trust Shares will be disregarded in determining the amount of payment to which each such holder is entitled. The parties hereto intend and agree, to the extent permitted under applicable law, to (i) treat any such payments by Hunt-InfraREIT to the holders of the shares of Class A Common Stock under this Article XI as constituting consideration for the shares of Class A Common Stock held by such holders and (ii) adopt tax reporting positions that are consistent in all respects with such treatment.

ARTICLE XII

MISCELLANEOUS

12.1 Termination of Agreement. This Agreement shall be terminated and of no further force and effect on                      , 2015 if the IPO has not closed prior to such date.

12.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland without regard to any conflicts of law provisions that would result in the application of the laws of any other jurisdiction.

12.3 Further Actions. Each of the parties will take all such lawful action as may be necessary or appropriate to effect the transactions described in this Agreement. If at any time the Surviving Company considers or is advised that any further assignment, assurance or other action is necessary or desirable to vest in the Surviving Company the title to any property or right of InfraREIT LLC or otherwise to carry out the purposes of this Agreement, the proper officers or representatives of InfraREIT LLC will execute and make all such proper assignments or assurances and take such other actions. The proper officers or representatives of the Surviving Company are authorized in the name of the Surviving Company, InfraREIT LLC or otherwise, to take any and all such action.

12.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12.5 Counterparts. For the convenience of the parties hereto, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives, as of the date first written above.

InfraREIT, L.L.C.

By:
Name:
Title:

InfraREIT Partners, LP

By: InfraREIT, L.L.C., its general partner

By:
Name:
Title:

InfraREIT, Inc.

By:
Name:
Title:

Signature Page to Merger and Transaction Agreement

EXHIBIT A

Form of ES Note

Exhibit A-1

EXHIBIT B-1

Maryland Articles of Merger

Exhibit B-1-1

EXHIBIT B-2

Delaware Certificate of Merger

Exhibit B-2-1

EXHIBIT C

Amended and Restated Charter

Exhibit C-1

EXHIBIT D

Form of Merger Election Notice

Exhibit D-1